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                             CONFIDENTIAL AGREEMENT

February 27, 1996

MICOM Communications Corp.
4100 Los Angeles Avenue
Simi Valley, CA 93063-3397

Dear Sirs:

        In connection with our interest in a possible transaction involving us and MICOM Communications Corp. (the "Company"), the Company is furnishing us with certain information which is either non-public, confidential or proprietary in nature. All information furnished to us, our directors, officers, employees, agents or representatives, including without limitation attorneys, accountants, consultants and financial advisors (collectively, "representatives"), by the Company, or any of its representatives, and all analyses, compilations, data, studies or other documents prepared by us or our representatives containing or based in whole or in part on any such furnished information or reflecting our review of, or interest in, the Company is hereinafter referred to as the "Information." In consideration of our being furnished with the Information, we agree that:

        1. The Information will be kept confidential and will not, without the prior written consent of the Company, be disclosed by us or our representatives to any other person, in any manner whatsoever, in whole or in part, and will not be used by us or our representatives directly or indirectly for any purpose other than evaluating the transactions referred to above. Moreover, we agree to transmit the Information only to those of our representatives who need to know the Information for the purpose of evaluating the transactions referred to above, who are informed by us of the confidential nature of the Information and who agree to be bound by the terms of this Agreement. We agree to notify the Company prior to the delivery or disclosure of any Information to our representatives, as to the identity of such representatives. We will be responsible for any breach of this Agreement by our representatives. In that regard, without the prior consent of the Company, we will not disclose any of the Information to any entity that is our affiliate (as such term is defined in Rule 12B-2 of the Securities Exchange Act of 1934, as amended) except with respect to Northern Telecom Inc. and Bell Northern Research Ltd.

        2. Without the prior written consent of the Company, except to the extent provided by this Agreement, we and our representatives will not disclose to any other person the fact that the Information has been made available, that discussions or negotiations are taking place concerning a possible transaction involving us and the Company, or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, except as required by law and then only with proper prior written notice as soon as possible to the Company in order to provide the Company with a reasonable opportunity to evaluate the legal necessity and content of the proposed disclosures. The term "person" as used in this letter shall be broadly interpreted to include without limitation any corporation, company, government agency, group, partnership or individual.

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MICOM Communications Corp.
February 27, 1996
Page 2

        3. The Information and all copies thereof will be destroyed or returned immediately without retaining any copies thereof, if we do not within a reasonable time proceed with a transaction involving the Company, or upon request by the Company at any time. Our obligation of confidentiality shall expire three years after the Information is destroyed or returned.

        4. This Agreement shall be inoperative as to such portions of the Information which (i) are or become generally available to the public other than as a result of a disclosure by us or our representatives; (ii) become available to us on a non-confidential basis from a source other than the Company or one of its representatives which has represented to us (and which we have no reason to believe after due inquiry) is entitled to publicly disclose it; or
(iii) are known to us on a non-confidential basis prior to their disclosure to us by the Company or one of its representatives.

        5. Until the earlier of (i) a definitive agreement regarding the acquisition of substantially all of the assets or stock of the Company by us has been executed; (ii) an acquisition of substantially all of the assets or stock of the Company by a third party has been consummated; or (iii) two years from the date of this Agreement, we agree not to initiate or maintain contact (except for those contacts made in the ordinary course of our business) with any officer, director or employee of the Company regarding the Company's business, prospects, operations or finances, except with the express permission of the Company acting through its authorized representative. It is understood that the Company or its authorized representatives will arrange for appropriate contacts for due diligence purposes. All (i) communications regarding a possible transaction; (ii) requests for additional Information; (iii) requests for facility tours or management meetings; and (iv) discussions or questions regarding procedures, will be submitted or directed to the Company or its representatives.

        6. We agree that, without the Company's prior written consent, we will not, for a period of one year from the date of this Agreement, directly or indirectly, knowingly solicit the employment of any key employee, officer or senior manager of the Company or any former key employee, officer or senior manager whose employment with the Company has ceased within six months of such solicitation.

        7. In consideration of the Information being furnished to us, we agree that, without the prior written consent of the Board of Directors of the Company, for a period of two years from the date of this Agreement, we will not
(i) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or material assets (or direct or indirect rights or options to acquire any such securities or assets) of the Company; (ii) enter, agree to enter or propose to enter into, directly or indirectly, any merger or business combination involving the Company; (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) or consent to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; (iv) make any public announcement with respect to any extraordinary transactions involving the Company or its securities or assets; (v) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to

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MICOM Communications Corp.
February 27, 1996
Page 3


any of the foregoing; or (vi) otherwise seek to influence or control, in any manner whatsoever, the Board of Directors or the business, management, or policies of the Company.

        8. We understand that the Company has endeavored to include in the Information those materials which it believes to be suitable and relevant for the purpose of our evaluation, but we acknowledge that neither the Company nor any of its representatives or advisors makes any representation or warranty as to the accuracy or completeness of the Information. We agree that neither the Company nor any of its representatives or advisors shall have any liability to us or to any of our representatives as a result of the use of the Information by us and our representatives, and we understand that only those particular representations and warranties which may be made by the Company to the purchaser of the assets, stock or business of the Company in a definitive agreement, when, as and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement, shall have any legal effect.

        We hereby acknowledge that we are aware and that we will advise our directors, officers, employees and representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

        9. In the event that we or anyone to whom we transmit the Information pursuant to this Agreement are requested in connection with legal proceedings or become legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Information, we will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Agreement, we will furnish only that portion of the Information which is legally required and will exercise our best efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

       10. We agree that money damages would not be a sufficient remedy for any breach of this Agreement by us or our representatives and the Company shall be entitled to seek, in a court of appropriate jurisdiction, equitable relief, including injunction and specific performance, in the event of any breach of the provisions of paragraphs 1, 2, 3, 5, 6, 7, or 9 of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by us or our representatives but shall be in addition to all other remedies available at law or equity. We agree to waive, and to use our best efforts to cause our directors, officers, employees or agents to waive, any requirement for the accounting or posting of any bond in connection with such remedy. We understand and agree that in the event that there is a sale of a controlling interest in the Company, the acquiror of such interest shall, should the Company so elect, also acquire all rights of the Company pursuant


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MICOM Communications Corp.
February 27, 1996
Page 4

to this Agreement including without limitation, the right to enforce all terms of this Agreement. We understand that this Agreement is for the benefit of the Company and the Company shall have the right to enforce all the terms of this Agreement.

       11. It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercises of any right, power or privileges hereunder.

       12. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such state.

Very truly yours,

Northern Telecom Limited


By:    /s/ KLAUS BUECHNER
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Title: GVP - Multimedia Networks
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